Exhibit 10.1.5
CON EDISON CLEAN ENERGY BUSINESSES, INC. RETENTION BONUS PLAN FOR KEY EXECUTIVES
PARTICIPATION AGREEMENT
Con Edison Clean Energy Businesses, Inc. (the “Company”) and Consolidated Edison, Inc. (“CEI”) are pleased to inform you, Mark Noyes, that you have been selected to participate in the Company’s Retention Bonus Plan for Key Executives, as may be amended from time to time to the extent permitted therein (the “Plan”). A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan.
In order to become a participant in the Plan (a “Participant” as described in the Plan), you must complete and sign this Participation Agreement and return it to Mary Kelly no later than 5pm (EST) on Monday, July 11, 2022.
The Plan describes in detail certain circumstances under which you may become eligible for a Retention Bonus (as defined in the Plan). Your Retention Bonus shall be equal to $1,500,000.00. Additionally, the Plan describes in detail certain circumstances under which you may become eligible for a Non-Transaction Bonus (as defined in the Plan), which, if paid to you, will reduce other payments (on a dollar-for-dollar basis) to which you may become entitled under the terms of the Plan.
In order to receive and/or retain each portion of the Retention Bonus for which you otherwise become eligible under the Plan, you must sign and deliver to the Company a release of claims in accordance with Section 3.3 of the Plan, which must have become effective and irrevocable within the requisite period under the Plan, and you expressly agree to be bound by the confidentiality, non-competition, non-disparagement and non-solicitation provisions of the Plan as set forth in the Plan. Also, as explained in Section 9.5 of the Plan, for any Participant who is a U.S. taxpayer (whether by reason of being a U.S. citizen, U.S. resident or otherwise), your Payments (as defined in the Plan), if any may be reduced under certain circumstances, if necessary, to avoid your Payments from becoming subject to “golden parachute” excise taxes under the U.S. Internal Revenue Code.
By signing this Participation Agreement and being eligible to participate in the Plan, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan.
Your signature below confirms that: (1) you have received a copy of the Plan; (2) you have carefully read this Participation Agreement and the Plan; (3) you agree to be bound by the restrictive covenants set forth in Article VIII and Section 9.8 of the Plan; (4) you agree and acknowledge that the Company, CEI, and their respective Affiliates and successors shall be entitled to seek injunctive relief to prevent violations and breaches of Article VIII and Section 9.8 and to enforce specifically Article VIII and Section 9.8; and (5) you agree to settle all disputes relating to the Plan and your rights thereunder by binding arbitration as set forth in Section 9.2 of the Plan.
[Signature Page Follows]

CON EDISON CLEAN ENERGY BUSINESSES, INC.	MARK NOYES
/s/ Robert Hoglund Signature	/s/ Mark Noyes Signature
Robert Hoglund Name	7/11/22 Date
Chairman Title
Acknowledged and Accepted by: CONSOLIDATED EDISON, INC.
/s/ Mary Kelly Signature
Mary Kelly Name
SVP, Corporate Shared Services Title

Attachment: Con Edison Clean Energy Businesses, Inc. Retention Bonus Plan for Key Executives

[Signature Page to the Participation Agreement]